EXHIBIT 10.4
CONSENT TO ASSIGNMENT AND THIRD AMENDMENT TO LEASE
(Building 1)
This Consent to Assignment and Third Amendment to Lease (this “Consent and Amendment”) is executed as of August 18, 2014, by and between FSP-SUNNYVALE OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), JUNIPER NETWORKS, INC., a Delaware corporation (“Assignor”), and GOOGLE INC., a Delaware corporation (“Assignee”).
RECITALS:
A.Assignor, as “Tenant” and Landlord’s predecessor-in-interest, Mathilda Associates LLC, entered into that certain Lease dated as of June 18, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 28, 2000 (the “First Amendment”), as further amended by that certain Lease Commencement Date Certificate dated July 26, 2000 (the “Commencement Certificate”), and as further amended by that certain Second Amendment to Lease dated as of October 14, 2009 (the “Second Amendment”) (the Original Lease, the First Amendment, the Commencement Certificate, and the Second Amendment are collectively known as the “Existing Lease”), under which Landlord is leasing to Assignor the entire office building, consisting of 144,315 rentable square feet of space (the “Leased Premises”), located at 1194 Mathilda Avenue, Sunnyvale, California 94089 and commonly known as 1194 Mathilda (the “Building”). The Existing Lease, as amended by this Consent and Amendment, is herein referred to as the “Lease”. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Existing Lease.
B.Assignor, as “Tenant” and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent for the holder of certain liens secured by the Building (“Administrative Agent”), entered into that certain subordination, non-disturbance and attornment agreement dated as of August 7, 2013 (the “SNDA”), and recorded in the Official Records of Santa Clara County, California on August 12, 2013 as Document Number 22348106.
C.Landlord, Assignor and Assignee desire to make certain modifications to the Existing Lease as provided in this Consent and Amendment, following which Assignor desires to assign the Lease to Assignee, all on the terms and conditions contained herein.
AGREEMENTS:
NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Consent. Subject to the terms and conditions contained in this Consent and Amendment, Landlord hereby consents to the assignment of the Lease and the SNDA to Assignee pursuant to that certain Assignment and Assumption of Lease Agreement dated August 18, 2014 between Assignor and Assignee, the exact form of which is attached hereto as Exhibit A (the “Assignment”). Landlord’s consent contained herein shall not waive its rights as to any subsequent assignment, sublease or other transfer and shall not be construed as a consent to any amendments or modifications of the terms, covenants and conditions of the Lease contained in the Assignment unless such amendments or modifications are expressly set forth in this Consent and Amendment. Any further assignment of the Lease or subletting of the Leased Premises shall be governed in accordance with Article 7 of the Original Lease.
2.    Assumption of Liabilities. Assignee shall be liable to Landlord for all of the obligations of the “Tenant” under the Lease (including, without limitation, Assignor’s indemnification obligations) first arising or accruing on or after the “Assignment Date,” as that term is defined in the Assignment, and Landlord may enforce the same directly against Assignee. Assignee shall be liable to the Administrative Agent for all of the obligations of the “Tenant” under the SNDA first arising on or after the Assignment Date, and the Administrative Agent may enforce the same directly against the Assignee.

3.    No Obligations Created. Each of the parties to this Consent and Amendment agrees and acknowledges that Landlord shall have no obligation or liability under the terms of the Assignment. Without limiting the generality of the foregoing, Landlord shall have no liability under (and shall not be bound by) any modifications, deletions or waivers of any provision of the Lease which Landlord has not agreed to specifically in writing in this Consent and Amendment. Additionally, as of the “Assignment Date”, as that term is defined in the Assignment, (a) Landlord shall have no obligation to give notice of any default under the Lease except to Assignee (and only to the extent required under the Lease) and shall have no obligation to deal with any party other than Assignee with respect to the Lease or the Leased Premises, and (b) the Administrative Agent shall have no obligation to give notice under the SNDA except to Assignee (and only to the extent required under the SNDA) and shall have no obligation to deal with any party other than Assignee with respect to the SNDA; and, notwithstanding anything to the contrary contained in the SNDA, Administrative Agent, by consenting to this Consent and Amendment, acknowledges and agrees that Assignee’s addresses for notices under the SNDA are as set forth in Section 15 below (provided that Assignee may change its addresses from time to time by giving notice thereof to Administrative Agent). Notwithstanding the foregoing, Landlord reserves the right to address any outstanding accounting issues with Assignor arising prior to the “Assignment Date”, as such term is defined in the Assignment, including, without limitation, all amounts payable pursuant to the “Attachment,” as defined in Section 13.1 below, which accounting issues survive the Assignment (e.g., reconciliation of estimated and actual Property Operating Expenses and Real Property Taxes) upon commercially reasonably terms and pursuant to the terms, covenants and conditions of the Lease; provided, however, Landlord shall have no right to terminate the Lease on account of, and Assignee shall have no liability with respect to, such outstanding accounting issues.
4.    Expiration of Assignor’s Liability. Provided that no event of default by Assignor exists under the Lease beyond any applicable notice and cure periods, upon the Assignment Date, Assignor shall have no further obligations under the Lease for matters first arising from and after the Assignment Date as if the Assignment Date were the natural expiration of the Lease. For the avoidance of doubt, nothing in the preceding sentence shall affect those obligations that expressly survive the expiration or termination of the Lease (including, without limitation, all obligations with respect to Hazardous Materials existing at the Premises on or before the Assignment Date to the extent provided in the Lease); and, without limiting the generality of the foregoing, Assignor shall remain responsible for any increases in Real Property Taxes to the extent such Real Property Taxes were incurred during, and the increases thereto apply to, periods of time during which Assignor was “Tenant” under the Lease prior to the “Assignment Date”, as that term is defined in the Assignment, regardless of when the taxing authority bills such increases (which increases, notwithstanding anything to the contrary contained in the Lease, Assignor covenants to pay to Landlord within 30 days following Landlord’s delivery to Assignor of an invoice therefor). Notwithstanding the foregoing, Landlord shall have no right to terminate the Lease on account of, and Assignee shall have no liability with respect to, such surviving obligations of Assignor.
5.    Condition of Leased Premises. Landlord makes no representations or warranties, express or implied, concerning the condition of the Leased Premises and Assignee accepts the Leased Premises in their “AS-IS” condition as of the date hereof.
6.    Subordination. Assignor hereby subordinates to the interest of Landlord any statutory lien, contractual lien, security interest or other rights which Assignor may claim with respect to any property of Assignee.
7.    Surrender of Leased Premises Obligations; Environmental Protection. Landlord hereby confirms that, upon the expiration or earlier termination of the Lease, (a) no replacement of floor coverings will be required, and (b) except as provided in Exhibit B hereto, no alterations, betterments or other improvements existing in the Leased Premises as of the date of this Consent and Amendment shall be required by Landlord to be removed from the Leased Premises. Notwithstanding anything to the contrary contained in Section 2.6 of the Original Lease, the condition in which Tenant shall surrender the Leased Premises, the Outside Areas and the Property to Landlord at the expiration or upon the sooner termination of the Lease shall be the same condition, broom clean, as existed at the Assignment Date. Tenant’s indemnification obligation pursuant to the last sentence of Section 2.6 of the Original Lease shall be subject to the terms of Section 13.2 of the Original Lease, as revised by Section 10.14 of this Consent and Amendment. Under no circumstances shall Assignee be liable or responsible for any Hazardous Materials located in, on or about the Leased Premises, the Building and/or the Property as of the Assignment Date.

8.    Permitted Occupants.
8.1    Notwithstanding anything in Article 7 of the Original Lease to the contrary, Assignee may permit its clients, contractors, consultants, customers, auditors, strategic partners or other entities with whom Assignee has or is then establishing a bona fide business relationship (each a “Permitted Occupant”) to occupy and use up to 20% of the Leased Premises without the written consent of Landlord, subject to the following conditions: (a) the Permitted Occupant is of character, is engaged in a business, uses the Leased Premises in keeping with Assignee and the Permitted Use, (b) the use and occupancy by the Permitted Occupant is expressly subject to, and does not modify, the terms, covenants, conditions and obligations on Assignee’s part to be observed and performed under the Lease, as amended by this Consent and Amendment, (c) any violation of any provision of the Lease, as amended by this Consent and Amendment, by the Permitted Occupant shall be deemed to be a default by Assignee under such provision, (d) the space occupied by the Permitted Occupant shall not be separately demised by walls from the Leased Premises, (e) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under the Lease or on account of any other matter, (f) all notices required of Landlord under the Lease shall be forwarded only to Assignee in accordance with the terms of the Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (g) in no event shall any use or occupancy of any portion of the Leased Premises by any Permitted Occupant release or relieve Assignee from any of its obligations under the Lease, (h) each such Permitted Occupant shall be deemed an invitee of Assignee, and Assignee shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Assignee; (i) in no event shall the occupancy of any portion of the Leased Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Leased Premises or the Lease, and, in all instances, Assignee shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Leased Premises by any Permitted Occupant; and (j) Assignee shall receive no rent, payment or other consideration in connection with such occupancy and use other than nominal rent payments, which in no event may be greater per rentable square foot occupied and used by such Permitted Occupant than the base rent and additional rent amounts (per rentable square foot in the Leased Premises) payable by Assignee under the Lease. No occupancy by a Permitted Occupant shall be considered an assignment or sublease for any purposes under Article 7 of the Original Lease.
8.2    Assignee shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Leased Premises by Assignee.
8.3    Any equipment or other property of a Permitted Occupant in the Leased Premises or at the Property shall be subject to Section 13.1 of the Original Lease (relating to personal property taxes) and Section 2.6 of the Original Lease (relating to surrender of possession). However, nothing in this Section 8.3 shall diminish Landlord’s rights under the Lease or imply that Landlord has any duties to any Permitted Occupant. Assignee acknowledges that Landlord shall have no responsibility or liability for the allocation or use of the Leased Premises between Assignee and any Permitted Occupant. No disputes among Assignee and any Permitted Occupant shall in any way affect the obligations of Assignee under the Lease.
8.4    In addition to all other indemnity obligations of Assignee under the Lease and this Consent and Amendment, Assignee shall defend, indemnify and hold harmless Landlord, any Landlord’s mortgagee and their respective representatives and agents from and against all losses arising from all claims made by, attributable to, or otherwise relating to, any Permitted Occupant.
9.    Permitted Dogs. Provided that no event of default by Assignee exists beyond any applicable notice and cure period, Assignee shall be permitted to bring domesticated pet dogs (“Permitted Dogs”) and no other animal whatsoever on to the Leased Premises, the Building and the Outside Areas subject to the terms and conditions of this Section 9. Nothing in this Section 9 shall be deemed to restrict the use of service animals used to aid the disabled. At all times during the Lease Term, Landlord reserves the right to revoke this permission as to a designated Permitted Dog upon the showing of damage if the owner of any such Permitted Dog fails to comply with the requirements of this

Section 9. Assignee agrees to promptly comply with any Landlord revocation permitted by the immediately preceding sentence as to any designated Permitted Dog which shall be communicated to Assignee in writing and shall inform Assignee of the withdrawal of the rights provided to Assignee and Assignee’s employee as set forth in this Section 9.
9.1    Permitted Dog Damages. Assignee shall be responsible for any additional cleaning and deodorizing costs and all other costs which may arise from the dogs’ presence in the Building in excess of the costs that would have been incurred had dogs not been allowed in or around the Building. Assignee acknowledges and agrees that Assignee shall at its sole cost and expense be solely liable for any and all damages to the Leased Premises, Building and Outside Areas caused by Permitted Dogs and shall be responsible at all times during the Lease Term for any cleaning, defleaing and deodorizing required because of Permitted Dogs. Damage to or degradation of the Leased Premises, Building or Outside Areas of any kind due to Permitted Dogs is not considered reasonable wear and tear for the purposes of the Lease or in regards to Assignee’s surrender obligations under the Lease.
9.2    Permitted Dog Release And Indemnification. Landlord shall not be liable to Assignee for, and Assignee on behalf of itself and its employees hereby releases Landlord and its partners, principals, members, officers, employees, attorneys, agents and consultants from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Assignee, Assignee’s employees, agents, contractors, licensees or invitees, any damage to any third party due to bodily injury or death, any damage to Assignee’s property, or any loss to Assignee’s business, loss of Assignee’s profits or other financial loss of Assignee resulting from or attributable to Permitted Dogs. Assignee shall defend with competent counsel satisfactory to Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any law, or the death, bodily injury, personal injury or property damage suffered by any party resulting from Permitted Dogs. Assignee shall indemnify, defend and hold Landlord and its partners, principals, members, employees, attorneys, agents and contractors harmless from any loss, damage (including death, personal injury or property damage), liability, penalties, or expense whatsoever resulting from Permitted Dogs or from any action or inaction on the part of the Permitted Dogs owners with respect to the Permitted Dogs. Assignee’s obligations under this Section 9 shall survive the expiration or sooner termination of the Lease. Landlord reserves the right to request from Assignee and Assignee agrees to use commercially reasonably efforts to obtain and deliver to Landlord copies of certificates of owner Permitted Dogs vaccination records and to deliver the same within ten (10) business days of request therefor. Any failure by Assignee to indemnify Landlord as required above shall be deemed a breach of the Lease.
9.3    Permitted Dog Rules. Assignee shall impose and enforce the Permitted Dogs rules listed below on Assignee’s employees and Assignee shall require any Permitted Dogs in violation of said rules to be immediately removed from the Property.

(i)	Permitted Dogs shall not disturb the health, safety and rights of others.

(ii)	Permitted Dogs shall comply with all local, county or state statutes and ordinances regarding licensing, vaccinating, leashing and pet waste pick-up and disposal.

(iii)
The Leased Premises, Building and Outside Areas shall remain free of pet waste and Assignee’s employees shall immediately clean up and dispose of pet waste when walking Permitted Dogs in the Outside Areas.

(iv)
Permitted Dogs shall be under the reasonable control of a responsible human companion at all times and in no event shall Permitted Dogs be left unattended or boarded in the Building, in the Outside Areas, or elsewhere at the Property.

9.4    Landlord Reserved Rights. If at any time the Building becomes a multi-tenant building, Landlord expressly reserves the right to amend this Section 9, in Landlord’s reasonable discretion, including, but not limited to, (a) restricting the ingress and egress points for bringing Permitted Dogs into and out of the Building (provided that at least one point of ingress and egress for Permitted Dogs is provided), and (b) limiting the total number of dogs permitted at any time within the Leased Premises. In addition, if at any time the campus of which the Building is a part becomes a multi-tenant campus (provided that Assignor’s continued occupancy of the Building after the Assignment Date shall not constitute the campus becoming a multi-tenant campus), then Landlord expressly reserves its right to amend this Section 9, in Landlord’s reasonable discretion, to impose additional reasonable rules with respect to the Outside Areas only, including, but not limited to, where Permitted Dogs may be present in the Outside Areas.
9.5    Rights Personal to Google Inc. The rights granted to Assignee under this Section 9 are personal to Google Inc., and may not be assigned to any other party other than a Permitted Assignee; provided, however, Landlord acknowledges and agrees that Permitted Occupants and other Tenant Parties of Google Inc. shall have the right to bring Permitted Dogs on to the Leased Premises, the Building and the Outside Areas subject to and in accordance with the terms and conditions of this Section 9.
10.    Amendments to Lease. The following provisions shall hereby amend the terms of the Lease:
10.1    Base Monthly Rent. Section 2.3 of the Second Amendment is hereby modified and amended such that the ‘Base Monthly Rent’ table shall, effective as of the Assignment Date, be revised as follows:

Time Periods	Base Monthly Rent
Assignment Date* - 6/30/15	$416,369.75
7/1/15 – 6/30/16	$428,990.39
7/1/16 - 6/30/17	$421,399.80
7/1/17 - 6/30/18	$434,041.79
7/1/18 - 6/30/19	$447,063.05
7/1/19 - 6/30/20	$460,474.94**
* as defined in the Assignment ** subject to abatement rights set forth in this Section 10.1 below.
Landlord agrees that, so long as Tenant is not in default of the terms, covenants and conditions of the Lease beyond any applicable notice and cure period, then Tenant shall be entitled during the last applicable month of the Lease Term to abate up to a maximum amount of Base Monthly Rent equal to the amount of the last month of Base Monthly Rent for the Leased Premises. Tenant acknowledges and agrees that all Base Monthly Rent abated by the Landlord shall be provided only where Tenant fully performs all of its obligations and liabilities under the Lease and accordingly any default (beyond applicable notice and cure period) of the Lease terms, covenants or conditions by Tenant during any rental abatement period shall entitle Landlord to immediately terminate any further Tenant right to abatement of Base Monthly Rent and to seek recovery from Tenant of all abated Base Monthly Rent during such rental abatement period provided to date by way of increased rental rates for the remainder of the Lease Term, as the same may have been extended pursuant to this Lease, or if the Lease has expired or terminated then upon payment by Tenant within thirty (30) days of receipt of demand from Landlord. The abatement rights contained herein may not be assigned to any other party other than a Permitted Assignee.
10.2    Liability Insurance Requirements. Section 9.1(a)(i) of the Original Lease is hereby revised to change the term “endorsement” to “coverage”.

10.3    Property Insurance Form Requirements. Section 9.1(a)(ii) of the Original Lease is hereby revised to add the clause “or all risk” after the clause “fire and extended coverage”.
10.4    Curtain Wall Insurance; Maintenance. Section 9.1(a)(iii) of the Original Lease, pertaining to plate glass insurance, is hereby deleted in its entirety, and Landlord shall be responsible for insuring the exterior glass curtain walls of the Building; provided, however, that notwithstanding anything in the Lease to the contrary, 100% of the costs of such insurance (including any deductibles associated therewith and actually paid by Landlord) shall be included in Landlord’s Insurance Costs, without any exclusions thereto. All costs incurred by Landlord to maintain, repair or replace, as necessary, the exterior glass curtain walls shall not be included in Operating Expenses, but shall be reimbursed by Tenant within thirty (30) days following Landlord’s delivery to Tenant of an invoice therefor. For clarity, Landlord shall not be required to insure or maintain, and Tenant shall be solely responsible for insuring and maintaining, any property of Tenant located on the Building, e.g., signage, rooftop equipment, etc., or in the Outside Areas or elsewhere at the Property, e.g., signage, flagpoles, generators and other auxiliary equipment, etc.
10.5    Construction Insurance. Section 9.1(a)(vi) of the Original Lease is hereby revised to delete the clause “contingent liability and” from such provision, and only builder’s risk insurance shall be required thereunder.
10.6    Automobile Insurance. The following provision is added as Section 9.1(a)(vii) to the Original Lease:

(vii)
Commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds the California Public Employees’ Retirement System, Landlord, Landlord’s property management company, Landlord’s asset management company, Landlord’s current mortgagee (the Administrative Agent) and, if requested in writing by Landlord, any future Landlord’s mortgagee [collectively, “Landlord Insured Parties”]).

10.7    Policy Requirements. The first sentence of Section 9.1(b) of the Original Lease is hereby revised to: (1) change the A. M. Best rating requirement in clause (iv) to A-:VII; (2) delete clause (v) altogether; and (3) revise clause (vi) to read “shall contain so-called “severability” or “cross liability” coverage, and Tenant shall notify Landlord promptly upon the event of any cancellation, lapse or change in coverage.” The second sentence of Section 9.1(b) of the Original Lease is hereby revised to (A) delete clause (i) altogether: and (B) add the following at the end of said sentence, “and Tenant shall notify Landlord promptly upon the event of any cancellation, lapse or change in coverage.”
10.8    Proof of Insurance Requirements. Section 9.1(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:

(c)
Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued) or a certificate of the insurer certifying in form satisfactory to Landlord that a policy has been issued, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with (i.e., a copy of such policy or certificate shall be delivered to Landlord) within ten (10) days after the renewal or replacement of the applicable policies, but in no event shall Tenant allow such coverage to lapse. If Landlord reasonably determines at any time that the amount of insurance coverage or limits required of Tenant pursuant to this Article is not adequate, then Tenant shall promptly upon notice increase the amount of coverage or limits as Landlord may reasonably require.

10.9    Right to Self-Insure. The following is added as a new Section 9.1(d) to the Original Lease:

(d)
Provided that Tenant maintains a Tangible Net Worth (as hereinafter defined) exceeding $500,000,000 (the “Minimum Self-Insurance Net Worth”), Tenant may self-insure its insurance requirements under the Lease (which, for purposes hereof, may include carrying such deductibles as Tenant may elect in its sole and absolute discretion, but need not include insuring insurance requirements using a captive insurance company) (such self-insurance of any of Tenant’s insurance requirements being referred to herein as the “Self-Insurance Plan”). The Self-Insurance Plan shall (a) comply with all laws, and (b) be deemed to include the waivers of subrogation and the additional insured status mentioned in Sections 9.1 and 9.3 of the Original Lease. Tenant shall notify Landlord in writing ten (10) business days prior to any cancellation or material adverse change to the Self-Insurance Plan. If Tenant self-insures for commercial general liability insurance (“CGLI”) under this Section 9.1(d) and any third party claim arises against Landlord which Landlord would be customarily defended as an additional insured party had Tenant procured the CGLI coverage under the provisions of Section 9.1 of the Original Lease rather than self-insured, and Landlord reasonably determines that a conflict of interest exists, then Tenant shall engage separate counsel reasonably selected by Tenant for Landlord’s defense at Tenant’s expense, and Tenant shall pay, as incurred from time to time, such reasonable attorneys’ fees and expenses (including, without limitation, expert witness fees) relating to Landlord’s defense. If Tenant fails to comply with any requirement of this Section 9.1(d), and such failure continues for more than 20 business days following Landlord’s written notice to Tenant thereof; Landlord, in addition to any other remedy available pursuant to the Lease, the Assignment or otherwise, may, but shall not be obligated to, obtain the applicable insurance required under Section 9.1 of the Original Lease, and Tenant shall pay to Landlord immediately on demand the premium cost thereof. Notwithstanding the foregoing, Tenant acknowledges and agrees that (A) the provisions of this Section 9.1(d) shall in no way relieve, limit or reduce Tenant’s indemnification obligations under this Lease (and Tenant shall remain obligated under such indemnification obligations as if the CGLI required under Section 9.1 was obtained from a third-party provider meeting the requirements of such Section 9.1) or Tenant’s legal obligations under any law, and (B) Tenant’s right to provide self-insurance under this Section 9.1(d) shall terminate if Tenant fails to maintain the Minimum Self-Insurance Net Worth.

10.10    Mutual Waiver of Subrogation. Section 9.3 of the Original Lease (entitled “Mutual Waiver of Subrogation”) is hereby deleted and replaced with the following:
Mutual Waiver of Subrogation. Landlord hereby releases Tenant, its partners, principals, members, shareholders, officers, directors, employees, agents, servants, and attorneys, and Tenant hereby releases Landlord and its respective partners, principals, members, shareholders, officers, directors, employees, agents, servants, and attorneys from any and all liability for loss, damage, or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which is covered by any insurance actually carried and in force at the time of the loss by the party sustaining such loss, required to be carried by the party sustaining such loss, or permitted to be self-insured for such loss.
10.11    Landlord Parties. Any requirement under the Lease for Tenant to insure in favor of Landlord or to indemnify Landlord shall also be deemed to mean all Landlord Insured Parties.
10.12    Options to Extend. Assignee shall have the right to renew the Lease on the terms and conditions of Exhibit C hereto. Any other rights to extend the Lease Term (including, without limitation, Article 15 of the Original Lease) are hereby deleted.
10.13    Expansion Options. Article 16 of the Original Lease (entitled First Expansion Option) and Article 17 of the Original Lease (entitled Second Expansion Option) are hereby deleted in their entirety.

10.14    Holding Over. Section 13.2 of the Original Lease is hereby revised to provide that Tenant shall not be liable for any damages whatsoever (other than rental amounts, including Base Monthly Rent at 150% of the that payable during the last full month for which Tenant is obligated to pay Base Monthly Rent), including, without limitation, indemnification obligations, claims for lost profits, or other consequential damages resulting from Tenant or any subtenant holding over in the Leased Premises unless such holding over exceeds 30 days.
10.15    Cross Default. The following is added as new Section 13.16 of the Original Lease:
13.16    Cross Default. A default or event of default (beyond any applicable notice, grace and cure periods) under any other written agreement between Landlord and Tenant shall constitute an event of default under the Lease, and any event of default under the Lease shall constitute a default or event of default under such other written agreement between Landlord and Tenant (without any obligation to give Tenant any additional notice or opportunity to cure period thereunder).
10.16    Estoppel Certificates. The second sentence of Section 13.6 of the Original Lease is hereby deleted in its entirety and replaced with the following:
Tenant’s failure to execute and deliver such estoppel certificate within ten (10) days after Landlord’s request therefor, which failure continues for five (5) business days after Tenant’s receipt of a notice of such failure from Landlord, shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant.
In addition, Section 13.6 of the Original Lease is hereby revised to add the following sentence at the end:
From time to time, Landlord shall furnish to any party designated by Tenant, within 15 business days after Tenant has made a request therefor, a certificate signed by Landlord certifying whether or not the Lease is in full force and effect and whether Base Monthly Rent is more than 30 days past due.
10.17    No Security Deposit. Notwithstanding anything to the contrary contained in the Lease, Assignee shall not be required to deposit any Security Deposit with Landlord.
10.18    Thirty Days to Make Payments. Notwithstanding anything to the contrary contained in the Lease (including, without limitation, Sections 2.6 and 3.3 of the Original Lease), Assignee shall have thirty (30) days following receipt of an invoice to make any non-recurring payment required to be made by Tenant under the Lease. For clarity, non-recurring payments shall not include Base Monthly Rent or monthly installments of Additional Rent.
10.19    Assignment by Assignee. Item (c) of Section 7.1 of the Original Lease is hereby deleted in its entirety and replaced with the following:

(c)
in Landlord’s reasonable judgment, either (i) the financial net worth of the proposed assignee (after deducting all contingent and off-balance sheet liabilities) is less than $1,000,000,000.00 or (ii) the proposed assignee does not meet the credit standards applied by Landlord at the time of the proposed assignment, provided that Landlord shall not apply such financial net worth test in clause (i) above to the proposed assignee if Tenant has a financial net worth (after deducting all contingent and off-balance sheet liabilities) of not less than $1,000,000,000.00 and will not be released of its obligations under the Lease;

In addition, the last three (3) sentences of Section 7.2 of the Original Lease are hereby deleted in their entirety and replaced with the following:
Notwithstanding the foregoing, Tenant (or any Permitted Assignee, as defined herein) may, without Landlord’s prior written consent and without being subject to any of the provisions of this Article 7, including without limitation, Landlord’s right to recapture any portion of the Leased Premises, sublet the Leased Premises or assign this Lease to (individually, a “Permitted Assignee,” collectively, “Permitted Assignees”): (i) a subsidiary, affiliate, division, corporation at joint venture controlling, controlled by or under common control with Tenant; or (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of all or substantially all of the assets of Tenant; provided that the proposed Permitted Assignee under (i), (ii) or (iii) above has a net worth (after deducting all contingent and off-balance sheet liabilities) equal to or greater than $1,000,000,000.00. However, Landlord shall not apply such financial net worth test in the preceding sentence to the proposed Permitted Assignee (and the proposed Permitted Assignee shall not be required to satisfy the net worth test) if Tenant has a financial net worth (after deducting all contingent and off-balance sheet liabilities) of not less than $1,000,000,000.00 and will not be released of its obligations under the Lease. In the event any proposed assignee or subtenant under (i), (ii) or (iii) above does not qualify as a Permitted Assignee because the net worth test is required pursuant to the provisions above but is not satisfied, Landlord’s consent (pursuant to Section 7.1 above) shall be required and all of the terms and conditions of this Article 7 shall apply, except that Landlord shall not be entitled to terminate this Lease pursuant to Section 7.3, and Landlord shall not be entitled to any assignment consideration or excess rentals pursuant to Section 7.5 of this Lease. If any proposed assignee or subtenant under (i), (ii) or (iii) above does not qualify as a Permitted Assignee because the net worth test is required pursuant to the provisions above but is not satisfied, then in the event Landlord nevertheless consents (pursuant to the provisions of Section 7.1 above) to such proposed assignee or subtenant, such proposed assignee or subtenant shall constitute a Permitted Assignee under this Lease. For the avoidance of doubt, no assignment, subletting or other transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee (other than a subtenant) shall be jointly and severally liable therefor.
11.    Exculpation.
11.1    CalPERS Exculpation. Notwithstanding any provision of the Lease or this Consent and Amendment to the contrary, the liabilities and obligations of Landlord hereunder and under the Lease shall be the liabilities of Landlord only, and shall not be the liabilities or obligations of, the California Public Employees’ Retirement System, an agency of the State of California (“CalPERS”), CommonWealth Partners, LLC, CommonWealth Pacific LLC, CWP Capital Management, LLC, any Affiliate of any of such parties, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same (collectively, the “Other Landlord Parties”), and in no event shall Landlord, Other Landlord Parties or CalPERS be liable for lost profits or other consequential damages. Any recourse by Assignee for any breach or default of Landlord under the Lease or this Consent and Amendment or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Landlord and the assets of Landlord and, there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Landlord Parties. For purposes of this Section 11.1, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with CalPERS or any of CommonWealth Pacific, LLC or CWP Capital Management, LLC, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 11.1 are in addition to, and not in limitation of, any limitation of liability applicable to Landlord or CalPERS provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever. The provisions of this Section 11.1 shall survive the termination of the Lease or this Consent and Amendment.
11.2    Tenant Exculpation. Notwithstanding any provision of the Lease (including, without limitation, Section 12.2 of the Original Lease) or this Consent and Amendment to the contrary, the liabilities and obligations of Assignee hereunder and under the Lease shall be the liabilities of the Tenant under the Lease only, and shall not be the liabilities or obligations of any Affiliate of Tenant or Assignee, or any present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of Tenant or Assignee or any Affiliate of the same (collectively, the “Other Tenant Parties”), and in no event shall Assignee, Tenant or Other Tenant Parties be liable for lost profits or other consequential damages, except in connection with a holding over by Tenant (in which event, the terms and conditions of Section 13.2 of the Original Lease, as revised by Section 10.14 of this Consent and Amendment, shall govern). Any recourse by Landlord for any breach or default of Tenant under the Lease or this Consent and Amendment or with respect to any liability or obligation related thereto (or related to the Leased Premises or the Building in any way) shall be solely against Tenant and the assets of Tenant and, there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any of the Other Tenant Parties. For purposes of this Section 11.2, “Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Google Inc. or the then Tenant under the Lease, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. The limitations of liability provided in this Section 11.2 are in addition to, and not in limitation of, any limitation of liability applicable to Tenant or Assignee provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever, except as otherwise expressly provided in this Section 11.2. The provisions of this Section 11.2 shall survive the termination of the Lease or this Consent and Amendment.
12.    CASp Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Assignor and Assignee, and Assignor and Assignee hereby acknowledge, that the Leased Premises has not undergone inspection by a Certified Access Specialist (“CASp”).
13.    Conditions Precedent. Assignor’s delivery to Landlord of the following items shall be conditions precedent to Landlord’s consent as provided in Section 1 and the effectiveness of this Consent and Amendment:
13.1    Landlord and Assignor agreement upon the terms of payments by Assignor to Landlord, including without limitation, the “Accelerated Rental Payment”, as that term is defined in the Attachment To Consent To Assignment And Amendment To Lease (“Attachment”), which agreed copy of the Attachment is set forth as Exhibit D and incorporated herein by this reference;
13.2    certificate(s) of insurance from Assignee satisfying all the requirements of the Lease (as amended hereby); and
13.3    a photocopy of the original executed Assignment.
Further, Assignee shall deliver to Landlord a new certificate of occupancy for the Leased Premises to the extent required from the applicable governmental authority, which new certificate of occupancy will be delivered no later than thirty (30) days following Assignee’s receipt of the same. To the extent required from the applicable governmental authority, Assignee shall use diligent, good-faith efforts to obtain and deliver the new certificate of occupancy to Landlord as promptly as is reasonably possible.
14.    Brokerage. Neither Assignor nor Assignee has dealt with any broker or agent in connection with the negotiation or execution of this Consent and Amendment or the Assignment, other than Jones Lang LaSalle Americas, Inc. and CBRE, Inc. Assignor assumes all obligations and responsibility with respect to payment of Jones Lang LaSalle

America, Inc. commission to be paid by Assignor pursuant to a separate written agreement. Assignee assumes all obligations and responsibility with respect to payment of CBRE, Inc. commission to be paid by Assignee pursuant to a separate written agreement. Assignor will indemnify, defend with competent counsel, and hold Assignee harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Assignor’s agreement or promise (implied or otherwise) to pay such commission by reason of its entering in to this Consent and Amendment or the Assignment. Assignee will indemnify, defend with competent counsel, and hold Assignor harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s), finder(s), or salesmen to be earned or due and payable by reason of Assignor’s agreement or promise (implied or otherwise) to pay such commission by reason of its entering in to this Consent and Amendment or the Assignment. In no event shall Landlord be liable for any leasing or brokerage commission with respect to the negotiation and execution of the Assignment or this Consent and Amendment. Assignor and Assignee shall each jointly and severally indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party with respect to the Assignment or this Consent and Amendment.
15.    Notices. All notices and other communications given pursuant to the Lease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, or (c) sent by nationally recognized overnight courier. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	FSP-Sunnyvale Office Park, LLC c/o CommonWealth Partners, LLC 515 Flower St., 32nd Floor Los Angeles, CA 90071 Attention: Asset Manager – 1194 Mathilda-Sunnyvale

With a copy of default notices to:	Vinson & Elkins L.L.P. 2001 Ross Ave., Suite 3700 Dallas, TX 75201 Attention: Paul A. Martin Re: Juniper Networks Lease Agreement-Sunnyvale, CA
With a copy to

(for all rent and other payments by check):	FSP-Sunnyvale Office Park, LLC Lockbox # 074621 P.O. Box 844621 Los Angeles, CA 90084-4621
And a copy to

(for all rent and other payments by wire/ACH):	Wells Fargo Bank, NA 420 Montgomery Street San Francisco, CA 94104 Acct#: 498-4656009 ABA#: 121000248

Assignor:	Juniper Networks, Inc. 1133 Innovation Way, Building A

Sunnyvale, CA 94089
Attention: Sr. Director REWS

With a copy to:	Juniper Networks, Inc. 1133 Innovation Way, Building A Sunnyvale, CA 94089 Attention: General Counsel

With a copy of default notices to:	Reed Smith LLP 101 Second Street, Suite 1800 San Francisco, CA 94105 Attention: Simon T. Adams Re: Juniper Networks Lease Agreement-Sunnyvale, CA

Assignee:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: Lease Administration

With a copy to:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attention: Legal Department / RE Matters

With a copy of all default notices to:	Allen Matkins Leck Gamble Mallory & Natsis LLP Three Embarcadero Center, 12th Floor San Francisco, CA 94111-4074 Attention: Lee A. Edlund Re: Google Inc. Lease Agreement-Sunnyvale, CA
16.    Amendments; No Electronic Records. The Assignment may not be amended or modified except by an instrument in writing signed by all the parties hereto; provided, however, the foregoing shall not be deemed to require Assignor’s consent to any further amendment or modification to the Lease. Landlord and Assignee hereby agree not to conduct the transactions or communications contemplated by the Lease by electronic means except for electronic signatures as specifically set forth in Section 23; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except for electronic signatures as specifically set forth in Section 23.
17.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO, AND ALL PARTIES CLAIMING BY, THROUGH OR UNDER THE PARTIES HERETO (INCLUDING THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS), AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THE LEASE, THE ASSIGNMENT, THIS CONSENT AND AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
18.    Ratification. Assignee hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that, as of the date hereof, it has no defenses thereto. Additionally, Assignor and Assignee further confirm and ratify that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) neither of such parties has any claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord, Assignor or Assignee, and (c) all tenant finish-work allowances provided to Assignor under the Lease or otherwise, if any, have been paid in full by Landlord to Assignor, and Landlord has no further obligations with respect thereto.

19.    Prohibited Persons and Transactions. Landlord, Assignor and Assignee each represents and warrants that neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
20.    Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Consent and Amendment shall be binding upon Landlord, Assignor, and Assignee and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Consent and Amendment and the terms of the Lease, the terms of this Consent and Amendment shall prevail. This Consent and Amendment shall be governed by the laws of the state in which the Leased Premises are located.
21.    Confidentiality. Landlord, Assignor and Assignee agree that the terms of the Lease, as amended by this Consent and Amendment, shall be kept strictly confidential. Landlord, Assignor and Assignee shall not divulge the terms of the Lease, as amended by this Consent and Amendment, to any person other than such party’s officers, directors, employees, attorneys, accountants, consultants and/or real estate brokers, and/or current or prospective assignees, subtenants, master landlords, lenders or purchasers, in each instance who have a need to know any such terms and who agree to keep such information confidential. Notwithstanding the foregoing, the terms of the Lease, as amended by this Consent and Amendment, may be disclosed, without any liability whatsoever for such disclosures to any government entity, agency or any other person whom disclosure is required by law or by regulatory or judicial process, including in connection with enforcing the terms of the Lease, the Assignment or this Consent and Amendment, or in connection with disclosures and filings made to the U.S. Securities and Exchange Commission as a publically traded company with stock registered on a nationally recognized stock exchange.
22.    Entire Agreement. This Consent and Amendment and the Assignment contain all of the agreements, understandings, representations and warranties of the parties with respect to the subject matter thereof.
23.    Counterparts. This Consent and Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Consent and Amendment, the parties may execute and exchange by electronic mail PDF counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Consent and Amendment to physically form one document.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the date first written above.

LANDLORD:	FSP-SUNNYVALE OFFICE PARK, LLC, a Delaware limited
liability company
	By:	/s/ Joseph A. Corrente
	Name:	Joseph A. Corrente
	Title:	Executive Vice President

ASSIGNOR:	JUNIPER NETWORKS, INC., a Delaware corporation
	By:	/s/ Mitchell L. Gaynor
	Name:	Mitchell L. Gaynor
	Title:	Executive Vice President

ASSIGNEE:	GOOGLE INC., a Delaware corporation
	By:	/s/ David Radcliffe
	Name:	David Radcliffe
	Title:	V.P. Real Estate

CONSENT OF LENDER
Bank of America, N.A., a national banking association, as Administrative Agent for the holder of certain liens secured by the Building, joins in the execution of this Consent and Amendment for the purpose of consenting to the terms contained herein and acknowledges that the existing SNDA shall remain in full force and effect and shall be enforceable by Google Inc., as the successor and assign of Juniper Networks, Inc.

BANK OF AMERICA, N.A., a national banking association,
as Administrative Agent
By:	/s/ Julia Elterman
Name:	Julia Elterman
Title:	SVP

EXHIBIT A
ASSIGNMENT

A-1

EXHIBIT B
LIST OF ALTERATIONS AND IMPROVEMENTS TO BE REMOVED UPON EXPIRATION OF TERM
All data and voice cabling from the buildings risers, communication closets, ceiling plenums, within building walls and beneath the floor.
All units supplying supplemental climate control and HVAC services to the Labs, Computer Rooms, Data Rooms, IDF Rooms, and Phone Closets.

B-1

EXHIBIT C
OPTIONS TO EXTEND
1.Options to Extend. So long as Google Inc. (hereinafter “Tenant”) or its Permitted Assignee is leasing the entire Leased Premises under the Lease, and subject to the condition set forth in clause (b) below, Tenant shall have two options to extend the Lease Term with respect to the Leased Premises, the first for a period of five (5) years from the expiration of the last year of the Lease Term (the “First Extension Period”), and the second for a period of five (5) years from the expiration of the First Extension Period (the “Second Extension Period”), subject to the following conditions:
(a)    Each option to extend shall be exercised, if at all, by written notice of exercise given to Landlord (the “Extension Exercise Notice”) not more than twelve (12) months nor less than nine (9) months prior to the expiration of the last year of the Lease Term or the expiration of the First Extension Period, as applicable;
(b)    Anything herein to the contrary notwithstanding, if Tenant is in default under any of the material terms, covenants or conditions of the Lease, either at the time Tenant exercises either extension option or on the commencement date of the First Extension Period or the Second Extension Period, as applicable, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in the Lease, the right to terminate such option(s) to extend upon notice to Tenant; and
(c)    Tenant’s right to exercise any such option to extend Lease Term for the Leased Premises shall be expressly conditioned upon the Tenant having a Lease of all of the Leased Premises in full force and effect upon the date of exercise of any such option and the date of commencement of any option period.
2.    Timely Exercise. In the event the applicable option is exercised in a timely fashion, the Lease shall be extended for the term of the applicable extension period upon all of the terms and conditions of the Lease, provided that, the Base Monthly Rent for each extension period with respect to the Lease shall be one hundred percent (100%) of the “Fair Market Rent” (defined below) for the Leased Premises, determined as set forth below, with annual increases as determined as part of the process set forth below.
3.    Fair Market Rent. Approximately thirty (30) days after receipt of Tenant’s Extension Exercise Notice, Landlord shall notify Tenant in writing of Landlord’s estimate of the Base Monthly Rent for the first year of the applicable extension period, and the estimate of annual increases based upon the Landlord’s determination of the same. For purposes hereof, “Fair Market Rent” shall mean collectively, (1) Base Monthly Rent for the first year of the applicable extension period, which shall reflect the then-current rate for renewals of space in comparable Class A buildings (including the Building) in the Sunnyvale, Santa Clara and Mountain View, California submarket (“Comparable Buildings”) in direct transactions with owners of Comparable Buildings (thus excluding any subleases or other indirect transactions), and (2) the annual increases determined at the time Base Monthly Rent for the first year is determined. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s estimate of Fair Market Rent or (ii) elect to arbitrate the Fair Market Rent against Landlord, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such thirty (30) day period shall constitute acceptance of the Fair Market Rent for the applicable extension period. If Tenant elects to compel arbitration, the parties agree to use good faith efforts to have the arbitration concluded within ninety (90) days after the date of Tenant’s election, subject to extension for an additional period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which Base Monthly Rent has been determined, Tenant shall pay Base Monthly Rent at the rate calculated by Landlord, with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.
4.    Dispute Resolution. In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding upon the parties and shall be accepted by the Tenant as the Lease rental rates. The arbitration shall be conducted and determined in the City and County of San Francisco in accordance with the then prevailing rules of the American Arbitration Association or its

C-1

successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:
(a)    Tenant shall make demand to compel Landlord’s participation in arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Section 3 above, specifying therein the name and address of the person to act as the arbitrator on behalf of Tenant. The arbitrator shall be qualified as a commercial real estate broker having at least fifteen (15) years’ experience leasing space in Comparable Buildings. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration by Tenant, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified.
(b)    In the event that two arbitrators are chosen, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. In the event they are unable to agree upon such appointment within the period set forth within the Lease, the third arbitrator shall be selected by the parties themselves (i.e., Tenant and Landlord). If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Chief Judge of the United States District Court having jurisdiction over the County of Santa Clara, acting in his private and not in his official capacity, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment; however, if such Chief Judge refuses to act, then either party, on behalf of both, may request appointment of such a qualified person by any court of competent jurisdiction. The three arbitrators shall decide the dispute if it has not previously been resolved by substantially following the procedure set forth below.
(c)    Where an issue cannot be resolved by agreement between the two arbitrators selected by Tenant and Landlord or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators approximately within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the Landlord and Tenant.
(d)    In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within approximately fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Tenant and the arbitrator appointed by Landlord concur shall be binding and conclusive upon the Landlord and Tenant. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.
(e)    The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of the Lease.

C-2

EXHIBIT D
ATTACHMENT TO CONSENT TO ASSIGNMENT AND THIRD AMENDMENT TO LEASE
(Building 1)
Reference is made herein to that certain Consent to Assignment and Third Amendment to Lease (“Consent and Amendment”) dated as of August 18, 2014, by and among FSP-SUNNYVALE OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), JUNIPER NETWORKS, INC., a Delaware corporation (“Assignor”), and GOOGLE INC., a Delaware corporation (“Assignee”), pursuant to which Assignor transfers by way of an assignment the Lease (defined therein) to Assignee, and with Landlord’s agreement certain amendments and modifications are made to the Lease (defined therein) under which Landlord will continue to lease to Assignee the entire office building, consisting of 144,315 rentable square feet of space (the “Leased Premises”), located at 1194 Mathilda Avenue, Sunnyvale, California 94089 (the “Building”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
1.    Pursuant to Section 10 of the Consent and Amendment, the Lease Base Monthly Rent will, upon the “Assignment Date”, adjust as described therein.
2.    Pursuant to Section 13 of the Consent and Amendment, the Assignor is to satisfy certain conditions precedent in order for the Consent and Amendment to be effective. Landlord and Assignor agree that the following shall fully satisfy the monetary obligations of such conditions precedent and effectiveness of the Consent and Amendment as follows:
2.1    The Landlord’s attorneys’ fees incurred in connection with the preparation, negotiation, execution and delivery of the Consent and Amendment, and the associated Consent to Sublease of even date herewith (approving Assignee’s subletting of the Leased Premises back to Assignor), shall be paid by Assignor as follows: Landlord’s counsel Vinson & Elkins L.L.P. will as soon as reasonably practicable deliver to Landlord an invoice of all such legal services to be charged to Landlord, and deliver a summary of the total fees to Assignor. Assignor shall confirm approval of the summary, not to be unreasonably withheld, conditioned or delayed, and Landlord shall include such charges due from Assignor as additional rent in Landlord’s final reconciliation statement of additional rental charges due from Assignor for the Lease obligations up to the Assignment Date.
2.2    The Assignor shall pay to Landlord (by wire transfer to the same account customarily paid by Assignor as “Tenant” for rent) (i) the “Accelerated Rental Payment”, as such term is defined herein, and (ii) the “Real Estate Tax Payment”, as such term is defined herein, within two (2) business days of the fully executed delivery of the Consent and Assignment by all parties and Landlord’s notice to Assignor and Assignee confirming lender consent to the Lease transfer to Assignee upon the terms and conditions of the Consent and Amendment.
2.3    Assignor shall continue to pay all Base Monthly Rent payments monthly in advance through the last day of the lease month in which the Assignment Date occurs. Assignee’s obligations to pay Base Monthly Rent shall commence on the first day of the lease month following the month in which the Assignment Date occurs.
2.4    Any other consideration due to Landlord from Assignor payable under the terms and conditions of the Lease shall be paid to Landlord as additional rent next due as described in Section 2.1 above.
2.5    The term “Accelerated Rental Payment” shall mean the amount of One Million One Hundred Fifty Seven Thousand Five Hundred Eighty and 69/100ths Dollars ($1,157,580.69) payable in readily available United States dollars.
2.6    The term “Real Estate Tax Payment” shall mean a payment to Landlord calculated on a daily rate in the amount of No Dollars ($0.00) calculated from July 1, 2014 through and including the date immediately prior to the Assignment Date, which Real Estate Tax Payment will be credited by the Landlord towards the Assignor’s obligations for the same pursuant to the terms and conditions of the Lease for the period prior to the actual Assignment Date, reserving to Landlord the rights of reconciliation as set forth in the Lease.

D-1

2.7    Where the Assignment Date occurs on a date following September 1, 2014 there shall be an equitable adjustment to the Accelerated Rental Payment to account for the period between September 1, 2014 and the actual Assignment Date. Landlord and Assignor shall work in good faith to timely reconcile their calculations in accordance with the formula the parties used to generate the above Accelerated Rental Payment for an anticipated assignment on September 1, 2014. By way of example only, an Assignment Date of September 5th would cause the Accelerated Rental Payment amount to reduce by a small adjustment amount.
3.    In no event shall Landlord make any payment or provide any credit for any leasing or brokerage commission with respect to the negotiation and execution of the Assignment or the Consent and Amendment.

D-2